ADDvantage Technologies Group to Report
Fiscal 2020 Second Quarter Financial Results on May 12, 2020

Farmers Branch, Texas, April 29, 2020 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) announced today that it will release financial results for the six-month period ended March 31, 2020, on Tuesday, May 12th, after the close of the markets.

The Company will host a conference call on Tuesday, May 12th, at 4:30 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Jimmy Taylor, Interim President of the Wireless Services Division, Don Kinison, President of the Telecommunications Division, and Scott Francis, Chief Accounting Officer.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-855-327-6837 (domestic) or 1-631-891-4304 (international). All dial-in participants must use the following code to access the call: 10009509. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 26, 2020 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 10009509. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com